Exhibit 10.1

Statement of Work

No. 001

Clinical Trial Services for EB103 Project

This Statement of Work No. 001, including all attachments thereto (“SOW”), is dated and effective as of March 4, 2024 (“Effective Date”) and reflects the services (“Services”) to be performed by Eureka Therapeutics, Inc., a Delaware corporation (“Eureka”) for Estrella Biopharma, Inc., a Delaware corporation (“Client”) in connection with the proposed EB103 anti-CD19 ARTEMIS® clinical trial (the “Project”).

This SOW is subject to the terms and conditions of the Services Agreement (as amended, the “MSA”) entered into by both Eureka and Client (the “Parties”) on June 28, 2022, which is incorporated herein by reference for all purposes. Capitalized terms used but not otherwise defined in this SOW will have the meanings ascribed thereto in the MSA, as applicable to the extent any terms or conditions of this SOW or any amendments thereto conflict with the terms and conditions of the MSA, the terms and conditions of the MSA shall control unless this SOW or any amendments thereto expressly states the intent of the Parties that a particular provision of this SOW or any amendments thereto supersedes the MSA with respect to a particular matter.

This SOW constitutes an offer and is expressly limited to the terms and conditions set forth within this SOW and the MSA. Upon acceptance by Client of the Services under this SOW, Client thereby accepts the terms and conditions of the SOW and MSA.

A.	Scope of Work

Eureka shall provide, but shall not be solely responsible for, day-to-day assistance to Client in the execution of the Project. This support encompasses a range of activities detailed in the following sections. Costs incurred in the provision of these Services, which may require engagement of external resources or entail activities beyond the initially defined scope, will be charged to Client as Adjustable and Additional Service Costs. The Services shall include as follows:

1.	Study Start-up:

(a)	Study Initiation: Develop a series of regulatory documents that align with regulatory guidelines and ethical standards. Ensure trial registration in relevant public databases for transparency. Screen, select and set up vendors/consultants to support activities, including but not limited to, database build, data management, pharmacovigilance, central lab, clinical operation and regulatory activities. Conduct vendor qualification to ensure quality of all parties. Conduct appropriate training for all relevant staff. Contract and budget negotiation with all vendors, including contract research organizations (“CRO”) and contract manufacturing organizations (“CMO”).

(b)	First Site Activation: Identify study principal investigators (“PI”) and clinical site(s), conduct site qualification to ensure it meets all trial requirements. Facilitate regulatory document submissions and approvals from multiple review boards at clinical sites including Institutional Review Board (“IRB”), addressing any scientific and medical questions as well as ethical concerns. Contract and budget negotiation. Develop site training material and conduct training of site staff, including PI, study nurse, clinical research coordinator, cell processing lab staff, training on the study protocol, investigational product manual (“IPM”) as well as other relevant procedures. Prepare the site logistically for trial commencement, including test kits, patient binder, etc.

(c)	Optional Second Site Activation: If necessary, follow a similar site activation process for a second site. Ensure consistency in site qualification, staff training, and logistical preparations across both sites.

(d)	First Patient First Visit (“FPFV”): Drive patient outreach and trial awareness effort. Closely work with PI to conduct patient screening, consent and enrollment of the first patient.

2.	Patient Dosing and Related Activities:

(a)	Manage Patient Enrollment and Consent: Oversee the continuous enrollment of patients at all active trial sites, screening potential participants against the trial’s eligibility criteria. Obtain informed consent from each participant in compliance with ethical and regulatory standards.

(b)	Manage Patient Schedule and Monitor Drug Safety: Closely working with sites to schedule leukapheresis, chemo-conditioning and infusion of study drug according to the dosing schedule and monitor each patient’s safety and response to treatment. Record any adverse events or reactions and conduct regular safety assessments and clinical evaluations as required by the trial protocol.

(c)	Data Collection and Management: Collect and record data from each patient visit using electronic data capture systems. Maintain patient records with strict adherence to data privacy and protection regulations.

(d)	Pharmacovigilance: Manage drug safety profile and oversee case-processing activities and timely patient safety reporting to the U.S. Federal Drug Administration (“FDA”), site PI and IRB.

(e)	Coordinate Supply and Logistics Management: Oversee the management of trial supplies, including study drug and kits. Ensure timely distribution of supplies to trial sites and monitor the storage conditions of study drug to meet specified requirements.

(f)	Maintain Communication and Coordination with Site Staff: Communicate with staff at trial sites to ensure adherence to the trial protocol and address any issues promptly. Provide ongoing support and training to site personnel as needed.

(g)	Manage the preparation, submission, and maintenance of all regulatory applications, including but not limited to IND amendments, IND annual reports, and other regulatory documents.

(h)	Conduct correlative study activities defined in the study protocol.

(i)	Conduct clinical data analysis, interpretation, and summarizing study results for clinical trial.

(j)	Develop Patient Compliance and Retention Strategies: Implement strategies to enhance patient adherence to the treatment regimen. Establish initiatives to retain patients throughout the trial, aiming to minimize dropout rates and ensure robust data collection.

(k)	Oversee all activities related to study drug manufacturing, QC and final releasing: Maintain high standard quality management system to ensure safety, identity, purity, potency and quality of final product.

3.	Study Close-out:

(a)	Conduct Last Patient’s Last Visit: Oversee the final visit of the last patient as the official end of the active study phase in the trial.

(b)	Execute Site Close-out Procedures: Perform site close-out procedures, including data verification and collection at each site to ensure all patient data has been accurately captured and accounted for, study drug destruction, expense reconciliation and contract termination with sites and vendors.

(c)	Manage Data Cleaning and Database Lock: Undertake data cleaning activities to ensure the integrity and accuracy of the trial data. Subsequently, proceed with the database lock, marking the end of data entry and the beginning of the data analysis phase.

(d)	Perform Statistical Analysis of Trial Data: Carry out statistical analysis of the collected data to extract meaningful insights and conclusions from the trial.

(e)	Prepare the Final Study Report: Compile the findings and analyses into the final study report, ensuring that it provides a clear and comprehensive account of the trial, its methodology, results, and conclusions.

(f)	Submit the Final Study Report to Regulatory Bodies: Complete the study by submitting the final study report to relevant regulatory bodies, such as the FDA, for review and approval.

4.	Reporting: Eureka will keep Client informed of progress and results of activities in the scope of this SOW with monthly updates. At the conclusion of the activities set forth herein, Eureka will provide Client with a Final Study Report.

[Continued on Next Page]

B.	Pricing.

In consideration of the Services performed by Eureka, Client agrees to pay to Eureka non-refundable net fees upon achievement of the corresponding milestones as set forth in the table below, which will become due and payable upon Client’s receipt of invoices issued by Eureka as further described below and subject to the terms and conditions set forth elsewhere in this Section B and in Section C, Section D and Section E of this SOW.

Item #	Milestone	Fee (USD)	Estimated Timeline
1	Study Start-up	$3,500,000	H1 2024
1a.	Study initiation	$2,000.000	Q1 2024
1b.	First site activated	$1,000,000	End of Q1 2024
1c.	Second site activated (optional)	($500,000)	Mid-year of 2024, optional payment for 2nd site activation
1d.	FPFV	$500,000	Mid-Year 2024
2-21	Per Patient Dosing	$1,375,000 per patient, Total $27,500,000 (20 patients)	6 patients by end of 2024; Additional 14 patients by end of 2025 (20 patients for entire project)
22	Study Close-out	$2,000,000	End of 2025
	Total (20 patients, 1 clinical site)	$33,000,000

The above timelines are estimated and subject to variation. Exact completion dates will be determined based on the progress of the Project and may be adjusted as necessary.

Client agrees to pay Eureka a non-refundable net fee in the amounts based on the milestones listed above.

Notwithstanding anything in this SOW to the contrary, for the Study Start-up phase, Eureka will issue to Client an initial invoice for Items 1a, 1b and 1d upon the execution of this SOW which shall be an advance for such milestones. This invoice will cover the costs associated with the initiation of the study (Item 1a), the preparation and activation of the first study site (Item 1b) and reaching the First Patient First Visit (FPFV, Item 1d) milestone. Subsequently, if a second site is activated following mutual agreement of the Client and Eureka and upon consent of the audit committee of Client’s parent company, Estrella Immunopharma, Inc. (“ESLA”), an additional invoice (Item 1c, optional) will be issued specifically upon its activation, covering costs specific to this additional site.

Prior to the commencement of the Per Patient Dosing phase, a deposit of $1.5 million is required to cover the expenses outlined in Item 2-21. This deposit ensures the readiness for patient treatment expenses and will be applied against our final invoice, and any unused portion will be returned to Client after our collection of all outstanding fees and costs related to this agreement. Following this, during the Per Patient Dosing phase, invoices (as detailed in Item 2-21) will be issued upon the dosing of each patient. This approach aligns the payment schedule directly with the ongoing progress of patient enrollment and dosing within the study.

At the Study Close-out phase, an invoice (Item 22) will be issued upon the submission of the final study report to the FDA, encompassing all the costs incurred during the final phase of the study. This invoice will cover a range of critical activities that mark the culmination of the study, including comprehensive data analysis, preparation of the final report, and other essential closing activities.

Adjustable and Additional Service Costs

Client agrees to reimburse Eureka on a quarterly basis for reasonable costs incurred or paid to providers by Eureka in providing the Services ( “Adjustable and Additional Service Costs”). These costs may include, but are not limited to:

(a)	Site enrollment adjustments: In the event that the initial designated sites fail to meet the enrollment target as stipulated in the estimated timeline set forth above, Eureka shall engage in a prompt reassessment of potential additional sites. This reassessment shall be documented in an amended Statement of Work, subject to the mutual agreement of both Parties, to ensure the timely and efficient attainment of the enrollment target.

(b)	Rate Adjustment Clause: The Parties acknowledge and agree that the financial terms set forth in this SOW are based upon the current 2024 rates. In the case of a significant increase in vendor and site costs beyond the customary annual inflation rate, the Parties agree to renegotiate the financial terms in good faith. Such renegotiation will be based on the then-prevailing market rates and documented in an amended financial schedule to this SOW.

(c)	Out-of-Scope Service Costs: The scope of the Services to be provided under this SOW is set forth under Section A of this SOW. Any services requested that fall outside of this defined scope, including but not limited to representation at conferences or participation in Client’s Scientific Advisory Board meetings, shall be considered additional services. These additional services will require a separate agreement or an amendment to this SOW, including a detailed description of the additional services and the associated additional compensation, if any.

The Parties acknowledge and agree that any non-Eureka providers paid with Adjustable and Additional Service Costs in connection with the performance of the Services under this SOW or any amended Statement of Work shall not be considered the agent, employee, or subcontractor of Eureka.

All Adjustable and Additional Service expenses billed to Client by Eureka must be accompanied by appropriate documentary evidence, such as receipts or other reasonable documentation

C.	Eureka and Client Cooperation

Eureka, as the controlling shareholder of ESLA, agrees to cooperate with Client and/or ESLA, to take all reasonable actions necessary in order for Client and/or ESLA to consummate financing transactions sufficient to pay the amounts payable by Client pursuant to this SOW while maintaining ESLA’s compliance with Nasdaq listing standards and applicable state and federal law.

D.	Payments.

Eureka will issue invoices to Client based on specific milestones reached under this SOW. These milestones include key stages of the Project such as Study Initiation, Site Activation, First Patient First Visit (FPFV), and Final Study Report Submission to the FDA. In addition to milestone-based invoicing, Eureka will also bill Client quarterly for pass-through costs and expenses incurred during the Project. Client shall pay all amounts due within 30 days of the receipt of the invoice if delivered electronically, or from the date of receipt if a paper invoice is requested. If any portion of an invoice is disputed, Client shall pay the undisputed amounts within 30 days of receipt of the invoice. The Parties shall engage in good faith efforts to reconcile the disputed amounts as soon as practicable. Expenses and pass-through costs will be detailed in a summary sheet accompanying the invoice. Eureka reserves the right to impose, and Client agrees to pay, interest at a rate of one and one-half percent (1½%) per month (or the maximum lesser amount permitted by law) on all undisputed amounts that remain outstanding 30 or more days from the due date of the invoice. All payments will be made in U.S. Dollars.

E.	Term and Termination

Pursuant to the terms outlined in Section 3 ‘TERM and TERMINATION’ of the MSA, the following stipulations apply:

In the event of Client’s failure to remit full payment of all undisputed invoiced amounts in a timely manner, such failure shall constitute a material breach. In response to this breach, Eureka reserves the right to withhold deliverables and, upon issuing written notice, may either suspend or terminate its Services under this SOW. Furthermore, Eureka shall not bear any liability for losses, damages, or expenses incurred by Client as a result of suspension or termination of its Services attributable to Client’s non-payment of the aforementioned undisputed invoiced amounts.

Client shall have the right to terminate this engagement or suspend the Services upon written notice (including via e-mail) to Eureka. Should Client opt to terminate this engagement prematurely or suspend the Services, Client is obligated to compensate Eureka for all Services provided, including but not limited to, deliverables and products dispensed, expenses accrued, and non-cancellable commitments undertaken by Eureka on behalf of Client prior to the time that Eureka receives such notice from Client.

It is further agreed that all conditions and provisions stipulated in Section 3 of the MSA shall remain in full force and effect. This includes, but is not limited to, the rights and obligations of the Parties concerning the commencement, execution, suspension, and termination of the Services, as well as any liabilities or indemnities associated with such actions.

The Parties acknowledge that this SOW is consistent with and shall be governed by the terms and conditions of the MSA. Any action taken by either Party in relation to the termination or suspension of the Services shall be deemed compliant with the agreed terms of the MSA, and this SOW shall be interpreted in conjunction with and as an integral part of the MSA.

This SOW is effective as of the Effective Date and does not alter or diminish the validity or enforceability of the remaining provisions of the MSA. All other terms and conditions of the MSA not explicitly modified herein shall remain in full force and effect.

F.	Taxes and Other Charges.

Client will be responsible for all transportation and administrative fees and any use tax, sales tax, excise tax, custom duty, inspection or testing fee, or any other taxes, fees, duties or charges imposed by any governmental authority, relating to or measured by the transaction, in addition to the prices quoted or invoiced in this SOW, except for any taxes owed for Eureka income which is solely Eureka’s obligation. If Eureka is required to pay any such taxes (except for any taxes owed for Eureka income), custom duties, fees or charges, in addition to those stipulated under this SOW and provide Client such notice, Client shall reimburse Eureka thereof or provide Eureka an exemption certificate or other document acceptable to the authority imposing the taxes, duties, fees, or charges at the time the order is placed.

[Signature Page Follows]

Eureka agrees to provide the Services described in this SOW provided Client accepts this SOW by signing in the space below.

ACKNOWLEDGED AND agreed TO:

Estrella Biopharma, Inc.		Eureka Therapeutics, Inc.

By:	/s/ Cheng Liu	By:	/s/ Victor Shum
Name:	Cheng Liu	Name:	Victor Shum
Title:	Chief Executive Officer	Title:	General Counsel and Chief Business Officer
Date:	March 4, 2024	Date:	March 4, 2024

Estrella Immunopharma, Inc.

By:	/s/ Peter Xu
Name:	Peter Xu
Title:	Chief Financial Officer
Date:	March 4, 2024

[Signature Page to Statement of Work #001]